EXHIBIT 99.2


       FOR:       PRT Group Inc.
                  342 Madison Avenue
                  New York, New York  10173

       CONTACT:   Lowell W. Robinson
                  Executive Vice President & Chief
                  Financial Officer
                  212-922-0800


FOR IMMEDIATE RELEASE

         Michele Katz/Libby Marshall
         Morgen-Walke Associates
         Press: Lee Foley/Elizabeth Pieroni
         212-850-5600


          PRT GROUP, INC. TO EXPAND ITS EAST COAST PRESENCE WITH
            ACQUISITION OF ADVANCED COMPUTING TECHNIQUES, INC.

New York, NY January 28, 1998 - PRT Group, Inc. (NASDAQ: PRTG), a leading provider of onshore and nearshore information technology ("IT") and software engineering solutions, today announced the acquisition of Advanced Computing Techniques, Inc. ("ACT") headquartered in Glastonbury, Connecticut. ACT provides IT software development and staffing solutions on the East Coast with locations in Glastonbury and Norwalk, CT, Boston MA and New York, NY. Through its staff of approximately 175 experienced consultants, ACT provides a wide range of IT solutions and staff augmentation to Fortune 500-sized companies. The acquisition, which is scheduled to close on January 31, 1998, is expected to be accretive to 1998 earnings. The transaction involves the purchase of all of ACT's assets for approximately $12.8 million in cash. ACT's estimated 1997 revenue is expected to exceed $13.5 million.

Doug Mellinger, Chairman and CEO of PRT Group said, "The addition of ACT is part of our overall acquisition strategy to add business technology practices, professional technical and management resources, along with new Fortune 500-sized customers. ACT's reputation as a high quality provider of value added staffing solutions and services will enable us to bring their clients PRT's full range of software solutions offerings, including all of our development center and Year 2000 services." Mellinger added, "ACT's East Coast recruitment and staffing capabilities will extend our ability to service our current customers while increasing our capacity overall with the addition of ACT's premier client base."

Dan Walsh, CEO of ACT, said, "I am extremely pleased to strategically align our company with PRT. Our combined onshore and offshore software engineering development center capabilities will provide our clients with increased value added in high quality software engineering and product offerings."

"It is our philosophy that effective combinations of this kind will help us to create additional growth in the next two or three years," concluded Mellinger. "We wanted a company that would blend well with our corporate culture, and one that could team with our employees to add value and create long term sustainable growth. We expect to capitalize on our respective strengths to satisfy our investors, our employees and our customers."

PRT Group Inc. was founded in 1989 to provide information technology solutions and services globally, primarily to Fortune 500-sized companies. Headquartered in New York, NY with over 700 personnel in eleven offices worldwide, PRT provides its clients a comprehensive range of information technology services including Strategic Consulting, IT Project Solutions and Staff Augmentation.

This press release includes certain "forward-looking statements" for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 which involve risks and uncertainties that could cause actual results to differ materially. Such statements are based upon, among other things, assumptions made by and information currently available to management, including management's knowledge and assessment of the IT industry and competition.

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